Exhibit 99.15

FOR IMMEDIATE RELEASE

Johnson & Johnson Reports 2009 First-Quarter Results:

Sales of $15.0 Billion Decreased 7.2% Versus 2008 First Quarter;
EPS was $1.26, Equal to a Year Ago

New Brunswick, NJ (April 14, 2009) – Johnson & Johnson today announced sales of $15.0 billion for the first quarter of 2009, a decrease of 7.2% as compared to the first quarter of 2008. Operational results declined 1.2% and the negative impact of currency was 6.0%. Domestic sales declined 5.0%, while international sales declined 9.6%, reflecting operational growth of 3.0% and a negative currency impact of 12.6%.

Net earnings for the first quarter of 2009 were $3.5 billion, representing a decrease of 2.5%, as compared to the same period in 2008. Diluted earnings per share for the first quarter of 2009 was $1.26, the same versus a year ago. The Company confirmed its earnings guidance for full-year 2009 of $4.45 - $4.55 per share, which excludes the impact of special items.

“Despite challenging economic and near term business pressures, we continue to deliver solid financial results,” said William C. Weldon, Chairman and Chief Executive Officer. “We are continuing to make strategic investments in order to bring important new products to market, positioning us well for long-term growth.”

Worldwide Consumer sales of $3.7 billion for the first quarter represented a decrease of 8.7% versus the prior year with a decline of 1.0% operationally and a negative impact from currency of 7.7%. Domestic sales decreased 5.1%, while international sales decreased 11.6%; which reflected an operational increase of 2.4% and a negative currency impact of 14.0%.

LISTERINE antiseptic mouthrinse and the skin care lines of NEUTROGENA and AVEENO had strong sales performance during the quarter. Also contributing were sales from the recently completed acquisition of DABAO, the leading moisturizer in China. Sales comparisons were negatively impacted due to the initial build of inventory by the trade related to the 2008 launch of ZYRTEC.

Worldwide Pharmaceutical sales of $5.8 billion for the first quarter represented a decrease versus the prior year of 10.1% with an operational decline of 5.1% and a negative impact from currency of 5.0%. Domestic sales decreased 9.7%, while international sales decreased 10.7%; which reflected an operational increase of 2.8% and a negative currency impact of 13.5%.

CONCERTA, a treatment for attention deficit hyperactivity disorder; REMICADE in the U.S., a biologic approved for the treatment of a number of immune mediated inflammatory diseases; INVEGA and RISPERDAL CONSTA, both antipsychotic medications; and VELCADE, a treatment for multiple myeloma, had strong sales performance during the quarter. Sales results of RISPERDAL, an antipsychotic medication, were negatively impacted by generic competition and sales of PROCRIT, a product for the treatment of anemia, were lower due to a decline in the market.

During the quarter, the European Commission approved STELARA for the treatment of moderate to severe plaque psoriasis in adults. Both the European Commission and Health Canada approved a label expansion for PREZISTA, a protease inhibitor, for use in treatment-naïve adults dosed once daily in combination with other antiretroviral agents. In addition, PRILIGY received marketing authorization in several European countries for the on-demand treatment of premature ejaculation in men 18–64 years of age.

The Company also submitted two supplemental new drug applications to the U.S. Food and Drug Administration (FDA) requesting approval for the use of INVEGA tablets for the treatment of schizoaffective disorder as monotherapy and for the treatment of schizoaffective disorder in combination with antidepressants and/or mood stabilizers.

Worldwide Medical Devices and Diagnostics sales of $5.5 billion for the first quarter represented a decrease of 2.9% versus the prior year with an operational increase of 3.1% and a negative currency impact of 6.0%. Domestic sales increased 2.5%, while international sales decreased 7.4%; which reflected an operational increase of 3.6% and a negative currency impact of 11.0%.

Primary contributors to the operational growth included Ortho-Clinical Diagnostics’ professional products; Ethicon’s surgical care products; Ethicon Endo-Surgery’s minimally invasive products; and DePuy’s orthopaedic joint reconstruction, spine, sports medicine and trauma businesses. Also contributing to growth were sales of products acquired as part of the completed acquisition of Mentor Corporation, a leading supplier of medical products for the global aesthetic market. This growth was partially offset by lower sales in the Cordis franchise, reflecting new competitive entries in the drug-eluting stent market as well as the recent divestiture of the Professional Wound Care products.

During the quarter, the Company announced that the FDA granted marketing approval for the NAVISTAR THERMOCOOL Catheter for the treatment of drug refractory recurrent symptomatic paroxysmal atrial fibrillation when used with compatible three-dimensional electroanatomic mapping systems. The FDA also approved the THERAKOS CELLEX Photopheresis System for the palliative treatment of the skin manifestations of cutaneous T-cell lymphoma that are unresponsive to other forms of treatment.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 119,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises. Additional information on Johnson & Johnson can be found on the Company’s website at www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)